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                                                                  EXHIBIT 10(X)

                            SEVEN SEAS PETROLEUM INC.

                AGREEMENT RELATING TO TERMINATION OF EMPLOYMENT

            THIS AGREEMENT has been made and entered into this 26th day of January, 2000, by and between Seven Seas Petroleum Inc. (the "Company"), a Canadian corporation organized under the laws of the Yukon and having its principal place of business in Houston, Texas, and William W. Daily ("Daily"), with reference to the following circumstances:

            A. Daily is an Executive Vice President of the Company and the President of GHK Company (Colombia) ("GHK"), a wholly owned subsidiary of the Company, under an Employment Agreement dated as of November 14, 1998 (the "Employment Agreement"). Daily is also a director of the Company.

            B. The parties desire to terminate the Employment Agreement and settle all other issues between them on a mutually agreeable basis as provided for in this agreement.

            ACCORDINGLY, in consideration of the mutual promises hereinafter provided and for the purpose of prescribing the basis upon which the Employment Agreement will be terminated and all other issues will be resolved, the parties have entered into this agreement.

            1. Termination of Employment Agreement. Effective as of 5:00 p.m., Houston time, on the date first above written (the "Effective Time"), the Employment Agreement shall terminate and shall thereafter have no further force or effect and all other rights and benefits of Daily as an employee, officer and legal representative of the Company shall likewise terminate except as otherwise provided in this agreement. From and after the Effective Time, all of the rights and obligations of Daily and the Company with respect to Daily's employment by the Company shall be governed by this agreement.

            2. Resignations. Daily shall resign as a director of the Company, as Executive Vice President of the Company and as President and legal representative of GHK as of the Effective Time whereupon all of his rights and obligations in each of those capacities shall cease; provided, however, he shall continue to be eligible for all rights of indemnification under (i) the charter documents of the Company, including its by-laws, (ii) directors and officers indemnity insurance maintained by the Company (to the extent provided for therein) and (iii) any indemnity agreement that the Company may provide to its directors with respect to matters generally covered by the Company's charter documents and by-laws. The indemnity provisions of paragraph 6.13 of the Employment Agreement (the terms of which are hereby incorporated by reference) shall also continue to be applicable to both parties and shall survive the termination of the Employment Agreement.

            3. Letter of Reference. At the Effective Time, the Company will deliver a Letter of Reference to Daily in the form attached hereto, signed by Robert A. Hefner, III, Chairman and Chief Executive Officer of the Company.
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            4. Termination Payments. At the Effective Time, the Company shall
(i) pay Daily the sum of $330,000, less all withholding taxes applicable to the payment, and (ii) cause GHK to pay Daily the salary that would have been due him under the Employment Agreement for the month of January, 2000 except there shall be no "401(k) deduction". The payments specified in clauses (i) and (ii) shall be made by the Company in United States dollars by separate bank wire transfers to Daily's account pursuant to the following instructions:

            Bank of America, Albuquerque Bank #794, Routing #107 000 327, For further credit to: Bank of America, Roswell Bank,
            Routing #112202262, Final Credit to Account #07 018 00 674

            5. Income Tax Equalization. The Company's obligations to Daily under Paragraph 3.2 of the Employment Agreement with respect to income tax equalization shall continue notwithstanding the termination of the Employment Agreement and the provisions of Paragraph 3.2 are incorporated by reference herein.

            6. Relocation from Bogota to Santa Fe. Daily shall return to Bogota, Colombia, no later than Saturday, February 5, 2000, to wind up his affairs and pack the personal belongings of his family for shipment to Santa Fe, New Mexico. Daily shall vacate his leased residence in Bogota no later than Monday, February 14, 2000. Daily shall notify the Company in writing of his schedule for these purposes prior to Saturday, January 29, 2000. The Company shall make all arrangements for and pay the costs of packing and transporting the Daily family property from Bogota to Daily's residence in Santa Fe, New Mexico. The arrangements shall coincide with Daily's trip to Bogota as specified in his notice to the Company of his schedule and the packing/moving personnel will be on site at the Bogota residence to begin work on Monday morning, February 7, 2000. By mutual agreement of the parties, the foregoing schedule may be modified in any respect. An established internationally recognized moving carrier shall used. Air freight for the personal belonging from Bogota to Albuquerque, New Mexico and ground transportation from Albuquerque to Daily's residence in Santa Fe, New Mexico by means of a nationally (United States) recognized carrier will be provided and paid by the Company up to a total cost not to exceed $10,000 (including the air and ground transportation). In addition, the Company will provide pre-paid first class/business class air travel from Bogota to Albuquerque and a pre-paid mileage allowance of $300 for transportation from Albuquerque to Santa Fe for Daily and his wife, plus commercial air transportation for the family pets on the same flights with the Dailys. While he is in Bogota during this period, the Company will provide Daily with the same benefits as were to be provided for him under (i) paragraph 3.5 of the Employment Agreement insofar as that paragraph applies to household services and staff, and paragraphs 3.6 (i), (vi), (vii), (ix), (x) and (xi) of the Employment Agreement.

            7. Vesting of Stock Options. As of the Effective Time, all options granted to Daily under the Company's stock option plans shall fully vest and become exercisable at Daily's election for a period of 18 months from the Effective Time and at the end of that period they shall expire.

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            8. Insurance and Section 401(k). Daily may elect to exercise his rights under COBRA in order to keep in effect and maintain his existing health insurance with the Company for a period of time (to the extent allowed by law). The Company will assist Daily in connection with any transfer or roll-over of his Section 401(k) account to a source designated by Daily.

            9. Mutual Releases. As of the Effective Time, the Company shall and it does hereby release and forever discharge Daily from any and all claims and obligations existing at the Effective Time, known and unknown, whether under the Employment Agreement, contingent or otherwise, which it has or may have against Daily other than claims arising under this agreement. As of the Effective Time, Daily shall and he does hereby release and forever discharge the Company from any and all claims and obligations existing at the Effective Time, known and unknown, whether under the Employment Agreement, contingent or otherwise, which he has or may have against the Company other than claims arising under this agreement.

            10. Protection of the Company's Information. Notwithstanding the termination of the Employment Agreement, the provisions of paragraphs 4.2 and
4.3 of the Employment Agreement are incorporated herein by reference and Daily agrees to continue to be bound by the provisions thereof.

            11. Covenants Relating to Disclosure. The parties recognize that this agreement will be a matter of public record in connection with the Company's disclosure obligations under the Securities and Exchange Act of 1934, as amended. However, the parties agree that unless otherwise legally required they shall keep the negotiations and circumstances resulting in this agreement confidential. The parties also agree not to disparage, defame, discredit or adversely criticize one another unless associated with a legal disclosure obligation. The parties may conclusively rely upon advice of their respective legal counsel as to whether a matter is legally required to be disclosed. The parties have agreed that the form of press release attached hereto relating to Daily's termination is appropriate and the Company agrees that it will be distributed to the Company's normal distribution list within 24 hours of the Effective Time.

            12. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Texas.

            13. Entire Agreement. This agreement constitutes the entire agreement of the parties with regard to the subject matter hereof and contains all of the covenants, promises, representations, warranties and agreements between the parties with respect to the termination of the Employment Agreement and the employment relationship between the Company and Daily. Without limiting the scope of the preceding sentences, all prior understandings and agreements between the parties relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this agreement will be effective only if it is in writing and signed by the party to be charged.

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            14. Execution and Delivery. The parties shall execute this agreement by means of facsimile signature pages. Daily shall deliver his signature page to this agreement to the Company at (713) 621-9770 and the Company shall deliver its signature page to this agreement to Daily at (505) 989-1006. After the signature pages have been confirmed as received at those numbers, the Company shall wire transfer the funds to Daily's account as required by paragraph 4 hereof. This agreement shall become legally effective and binding upon receipt of the required amount of money in Daily's account. Thereafter, for convenience, the parties agree to exchange original counterparts of this agreement.


            15. Notices. Any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

            (a)   If to the Company:

                  Seven Seas Petroleum Inc.
                  5555 San Felipe, Suite 1700
                  Houston, Texas 77056

                  Attention:  Mr. Larry A. Ray
                              Executive Vice President

            (b)   If to Daily:

                  Mr. William W. Daily
                  35 Paseo Encantado West
                  Santa Fe, New Mexico 87501-0034

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated via telefax, personally delivered, delivered via express courier service with confirmation or mailed, registered or certified mail, return receipt requested, postage prepaid, addressed as provided above.

            16. Counterparts. This agreement may be executed in one of more counterparts, each of which shall be deemed an original for all purposes, but all of which together shall constitute one and the same agreement.

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            EXECUTED as of the day and year first above written.

                                       SEVEN SEAS PETROLEUM INC.


                                       By __________________________________
                                               Mark Thomson, President


                                       _____________________________________
                                       William W. Daily

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        [On Seven Seas' Letterhead and dated as of the Effective Time]


TO WHOM IT MAY CONCERN:


This is to advise that, from September, 1998, through January, 2000, William W. Daily was employed as President of GHK Company Columbia ("GHKCC"), and was responsible for the day-to-day and long-range operations and decision-making required by all aspects and activities of GHKCC. During this period, Mr. Daily also served as Executive Vice President and as a Director of the parent company, Seven Seas Petroleum Inc. Mr. Daily's employment was terminated by mutual agreement for economic considerations and to allow Mr. Daily to pursue other business interests.


Dated this 26th day of January, 2000.


SEVEN SEAS PETROLEUM INC.
GHK COMPANY COLOMBIA


By:___________________________________________
   Robert A. Hefner III, Chairman of the Board


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